Exhibit 99.1

GSI Technology, Inc. Announces Extension of Its Stock Repurchase Program

SUNNYVALE, CA -- (Marketwired - May 05, 2016) - GSI Technology, Inc. (NASDAQ: GSIT) today announced that its Board of Directors has extended its stock repurchase program by authorizing the repurchase, at management's discretion, of additional shares of GSI Technology's common stock having an aggregate purchase price of up to $10 million. Under its repurchase program, originally adopted in November 2008 and subsequently expanded, the Company had repurchased shares for a total purchase price of approximately $30.0 million. The Company also repurchased shares for an aggregate purchase price of $25 million under a modified "Dutch Auction" self-tender offer completed in August 2014.

Under the extended repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The Company will fund the repurchases through the use of its own cash resources. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. In connection with the repurchase program, the Company may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934. Needham & Company will act as an agent for GSI Technology in the repurchase program. As of March 31, 2016, GSI Technology had 21,716,364 shares of common stock outstanding.

"The extended stock repurchase program underscores the Board's confidence in GSI Technology's long-term financial outlook as well as our commitment to optimize the Company's capital structure to enhance shareholder value while at the same time maintaining a strong balance sheet that will allow us to meet the challenges of the current economic environment, invest in the growth of our business and the development of new products and take advantage of strategic opportunities that may arise," said Lee-Lean Shu, president and chief executive officer.

About GSI Technology
Founded in 1995, GSI Technology, Inc. is a provider of high-performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers.. The Company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include changes in market conditions, fluctuations in the price of the Company's common stock and changes in the Company's cash requirements which may affect the timing and amount of repurchases under the repurchase program. These changes may result from factors affecting the economy, the semiconductor market generally or the Company's business or future financial results. Further information regarding risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including factors discussed under the caption "Risk Factors" in such filings.

Contact:
Douglas M. Schirle
 Chief Financial Officer
 (408) 331-9802